EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, and 333-195777 on Form S-8 and Registration Statement Nos. 333-219627 and 333-219630 on Form S-3 of our reports dated February 12, 2018, relating to the consolidated financial statements of The Boeing Company and subsidiaries (the “Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company, for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 12, 2018